Exhibit 5.1

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Vimicro International Corporation

15/F Shining Tower

No. 35 Xueyuan Road

Haidian District

Beijing, 100191

People’s Republic of China

19 May 2010

Dear Sir

Vimicro International Corporation

We act as Cayman Islands counsel for Vimicro International Corporation (the “Company”), a Cayman Islands company, in connection with the Company’s registration statement on Form F-3, including all amendments or supplements thereto (the “Registration Statement”), filed on 19 May 2010 with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the offering by the selling shareholder identified therein of certain American Depositary Shares (the “ADSs”) representing the Company’s ordinary shares with a par value of US$0.0001 each (the “Shares”).

We are furnishing this opinion as Exhibit 5.1 to the Registration Statement.

1	DOCUMENTS REVIEWED

We have reviewed originals, copies, drafts or conformed copies of the following documents (the “Documents”):

1.1	The Certificate of Incorporation of the Company dated 24 February 2004.

1.2	The Amended and Restated Memorandum and Articles of Association of the Company as adopted by special resolution on 29 October 2005 (together the “Memorandum and Articles of Association”).

1.3	The resolutions of the board of directors of the Company dated 18 May 2010 (the “Resolutions”) and the corporate records of the Company maintained at its registered office in the Cayman Islands.

1.4	A certificate of good standing dated 18 May 2010 issued by the Registrar of Companies (the “Certificate of Good Standing”).

1.5	A certificate from a director of the Company dated 18 May 2010, a copy of which is annexed hereto (the “Director’s Certificate”).

1.6	The Registration Statement.

2	ASSUMPTIONS

Save as aforesaid we have not been instructed to undertake and have not undertaken any further enquiry or due diligence in relation to the transaction the subject of this opinion. The following opinions are given only as to and based on circumstances and matters of fact existing at the date hereof and of which we are aware consequent upon the instructions we have received in relation to the matter the subject of this opinion and as to the laws of the Cayman Islands as the same are in force at the date hereof. In giving this opinion, we have relied upon the completeness and accuracy (and assumed the continuing completeness and accuracy as at the date hereof) of the Director’s Certificate as to matters of fact and the Certificate of Good Standing without further verification and have relied upon the following assumptions, which we have not independently verified:

2.1	Copy documents or drafts of documents provided to us are true and complete copies of, or in the final forms of, the originals.

2.2	The genuineness of all signatures and seals.

2.3	There is no contractual or other prohibition (other than as may arise by virtue of the laws of the Cayman Islands) binding on the Company or on any other party prohibiting it from entering into and performing its obligations.

3	OPINIONS

The following opinions are given only as to matters of Cayman Islands law and we have assumed that there is nothing under any other law that would affect or vary the following opinions.

Based upon the foregoing and subject to the qualifications set out below and having regard to such legal considerations as we deem relevant, we are of the opinion that:

3.1	The Company has been duly incorporated as an exempted company with limited liability for an unlimited duration and is validly existing and in good standing under the laws of the Cayman Islands.

3.2	The authorised share capital of the Company is US$50,000 divided into 500,000,000 ordinary shares of a nominal or par value of US$0.0001 each.

3.3	The Shares to be sold by the Selling Shareholder have been legally and validly issued as fully paid and non-assessable.

3.4	The Statements in the Registration Statement under “Taxation” (so far as the statements relate to Cayman Islands law only) accurately present the information and summarise the matters referred to therein.

4	QUALIFICATIONS

This opinion is subject to the following qualification and limitation that under the Companies Law (2009 Revision) of the Cayman Islands, the register of members of a Cayman Islands company is by statute regarded as prima facie evidence of any matters which the Companies Law (2009 Revision) directs or authorises to be inserted therein. A third party interest in the shares in question would not appear. An entry in the register of members may yield to a court order for rectification (for example, in the event of fraud or manifest error).

Except as specifically stated herein, we make no comment with respect to any representations and warranties which may be made by or with respect to the Company in the Registration Statement or otherwise with respect to the commercial terms of the transactions that are the subject of this opinion.

We hereby consent to the use of this opinion in, and the filing hereof as an Exhibit to, the Registration Statement and to the reference to our name under the headings “Enforcement of Civil Liabilities”, “Taxation” and “Legal Matters” and elsewhere in the prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Maples and Calder

Encl.

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